Exhibit 9

                                   GUARANTY

         THIS GUARANTY, dated as of May 11, 2004 is made by Canadian Imperial Bank of Commerce, a Canadian chartered bank (the "Guarantor"), in favor of Citibank, N.A. (and each of its branches wherever located) and each subsidiary or affiliate thereof ("Citigroup").

         WHEREAS, CIBC Investments Limited, a Canadian corporation ("CIL") and Citibank N.A., a bank organized under the laws of the United States ("Citibank"), have entered into an agreement entitled Master Terms and Conditions for Collar Transactions dated as of May 11, 2004 (the "Master Collar Confirmation") pursuant to which CIL and Citibank will enter into option transactions from time to time (each a "Transaction" and collectively, the "Transactions") under Supplemental Confirmations (as defined in the Master Collar Confirmation) (the Master Confirmation as supplemented by the Supplemental Confirmation for a particular Transaction being referred to as the "Confirmation" for such Transaction); and

         WHEREAS, CIL and Citibank have entered into the Master Pledge Agreement dated as of May 11, 2004 (the "Pledge Agreement") pursuant to which CIL will deliver collateral to secure all of CIL's obligations to Citibank under the Pledge Agreement and under each Confirmation;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce Citibank, N.A. to enter into the Master Collar Confirmation, each Supplemental Confirmation and the Pledge Agreement (collectively, as amended, supplemented and otherwise modified from time to time, the "Transaction Agreements"), the Guarantor agrees as follows:

         1. Guaranty. The Guarantor unconditionally guarantees the punctual fulfillment when due, whether upon expiration of any Transaction, by early termination of any Transaction or otherwise, of all payment or delivery obligations (now or hereafter existing) of CIL to Citigroup under the Transaction Agreements, whether for payment of cash or delivery of Shares, as defined in the Master Collar Confirmation, or otherwise, in each case strictly in accordance with the terms thereof (all such obligations being the "Obligations"); provided that, if any Obligations are denominated in a currency other than U.S. Dollars, such amount will be increased to the extent that fluctuations of currency conversion rates occurring after the date hereof result in an increase in the equivalent of such Obligations in U.S. Dollars. If CIL fails to fulfill any Obligation in full when due (whether at stated expiration, by early termination or otherwise), the Guarantor will promptly pay or deliver, as the case may be, the same to Citigroup. The Guarantor will also pay to Citigroup any and all expenses (including without limitation, reasonable legal fees and expenses) incurred by Citigroup in enforcing its rights under this Guaranty. This Guaranty is a guaranty of payment and delivery and not merely of collection.

         2. Guaranty Absolute. The Guarantor's liability under this Guaranty is unconditional irrespective of (i) any illegality, lack of validity or enforceability of any Obligation, (ii) any amendment, modification, waiver or consent to departure from the terms of any Obligation, including any renewal or extension of the time or change of the manner or place of payment or delivery, (iii) any exchange, substitution, release, non-perfection or impairment of any collateral securing payment or performance of any Obligation, (iv) any change in the corporate existence, structure or ownership of CIL, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting CIL or its assets or any resulting release or discharge of any Obligation, (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against CIL, Citigroup, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim, (vi) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or Citigroup's rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a Non-USD Currency (as hereinafter defined) for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives CIL of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of this Guaranty), and (vii) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Citigroup that might otherwise constitute a defense available to, or a legal or equitable discharge of, CIL or the Guarantor or any other guarantor or surety.

         It is the intent of this Section 2 that the Guarantor's obligations hereunder are and shall be absolute and unconditional under any and all circumstances.

         3. Waiver. The Guarantor waives promptness, diligence, notice of acceptance, notice of dishonor and any other notice with respect to any Obligation and this Guaranty and any requirement that Citigroup exercise any right or take any action against CIL or any collateral security or credit support.

         4. Reinstatement. This Guaranty will continue to be effective or be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by Citigroup upon the insolvency, bankruptcy or reorganization of CIL or otherwise, all as though such payment had not been made.

         5. Subrogation. The Guarantor will not assert, enforce or otherwise exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment or delivery made hereunder or otherwise, until payment or performance, as the case may be, in full of the Obligations and the termination of any and all Transaction Agreements.

         6. Taxes. Any and all payments by the Guarantor hereunder will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding income or franchise taxes imposed on Citigroup's net income by the jurisdiction under the laws of which Citigroup is organized or any political subdivision thereof or by the jurisdiction of Citigroup's lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being "Taxes"). If the Guarantor is required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable will be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Citigroup will receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Guarantor will make such deductions, and (iii) the Guarantor will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Guarantor will pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Obligations ("Other Taxes"). The Guarantor will promptly furnish to Citigroup the original or a certified copy of a receipt evidencing payment thereof. The Guarantor will indemnify Citigroup for the full amount of Taxes or Other Taxes paid by Citigroup or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto within 30 days of Citigroup's request therefor. Without prejudice to the survival of any other agreement contained herein, the

Guarantor's agreements and obligations contained in this Section will survive the payment in full of the Obligations, principal and interest hereunder and any termination of this Guaranty.

         Notwithstanding anything to the contrary contained herein or in any document or agreement evidencing an Obligation, the Guarantor and Citigroup (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to any of the foregoing persons relating to such U.S. tax treatment and U.S. tax structure.

         7. Place and Currency of Payment or Delivery. Except as provided below, the Guarantor will make payment or delivery, as the case may be, hereunder to Citigroup in U.S. Dollars at 399 Park Avenue, New York, New York. If any Obligation is payable in a currency other than U.S. Dollars (a "Non-USD Currency") and/or at a place other than the United States, and such payment is not made as and when agreed, the Guarantor will, at Citigroup's option, either
(i) make payment in such Non-USD Currency and at the place where such Obligation is payable, or (ii) pay Citigroup in U.S. Dollars at 399 Park Avenue, New York, New York. In the event of a payment pursuant to clause (ii) above, the Guarantor will pay Citigroup the equivalent of the amount of such Obligation in U.S. Dollars calculated at the rate of exchange at which, in accordance with normal banking procedures, Citigroup may buy such Non-USD Currency in New York, New York on the date the Guarantor makes such payment; provided, however, that the foregoing provisions of this sentence shall not apply to any payments hereunder in respect of Obligations that have been re-denominated into a Non-USD Currency as a result of the application of any law, order, decree or regulation in any jurisdiction other than the United States, which Obligations shall, for purposes of this Guaranty, be deemed to remain denominated in U.S. Dollars and payable to Citigroup in accordance with the first sentence of this Section 7.

         8. Set-Off. If the Guarantor fails to fulfill any of its payment or delivery obligations hereunder when due and payable, Citigroup is authorized at any time and from time to time, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Citigroup to or for the Guarantor's credit or account against any and all of the Obligations, whether or not Citigroup has made any demand under this Guaranty. Citigroup will promptly notify the Guarantor after any such set-off and application, provided that the failure to give such notice will not affect the validity of such set-off and application. Citigroup's rights under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that Citigroup may have.

         9. Representations and Warranties. The Guarantor represents and warrants that: (i) the execution, delivery and performance by the Guarantor of this Guaranty are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (x) its charter or by-laws or (y) any law or any contractual restriction binding on or affecting the Guarantor or any entity that controls it, (ii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty, (iii) this Guaranty has been duly executed and delivered by the Guarantor and is its legal, valid and binding obligation, enforceable against the Guarantor in accordance with its terms, and (iv) the Guarantor is not an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940.

         10. Continuing Guaranty. This is a continuing guaranty and applies to all Obligations whenever arising. This Guaranty is irrevocable and will remain in full force and effect until the payment or performance in full of the Obligations and all amounts payable and all Shares (or other securities or property) deliverable hereunder and the termination of all of the agreements relating to the Obligations.

         11. Amendments, Etc. No amendment or waiver of any provision of this Guaranty, and no consent to departure by the Guarantor herefrom, will in any event be effective unless the same is in writing and signed by Citibank, N.A., on behalf of Citigroup, and then such waiver or consent will be effective only in the specific instance and for the specific purpose for which given.

         12. Addresses. All notices and other communications provided for hereunder will be in writing (including telecopier communication), and mailed, telecopied or delivered to it, if to the Guarantor, at its address at BCE Place, 11th Floor, 161 Bay Street, Toronto, Ontario, Canada M5J 2S8,
Telephone: 416-956-3788, Facsimile: 416-956-3755, Attention: Senior Vice President, Capital Management, and if to Citigroup, at its address at Citibank, N.A., 390 Greenwich Street, Equity Capital Markets - 5th Floor, New York, New York 10013, Telephone: 212-723-7357, Facsimile: 212-723-8750,
Attention: Equity Derivatives, with a copy to Citibank, N.A., 250 West Street, 10th Floor, New York, New York 10013, Telephone: 212-816-2211, Facsimile:
212-816-7772, Attention: GRB Legal Group-Derivatives, or, as to either party, at such other address as is designated by such party in a written notice to the other party. All such notices and other communications will, when mailed or telecopied, be effective when deposited in the mails or telecopied, respectively.

         13. Guarantor's Credit Decision, Etc. The Guarantor has, independently and without reliance on Citigroup and based on such documents and information as the Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty. The Guarantor has adequate means to obtain from CIL on a continuing basis information concerning the financial condition, operations and business of CIL, and the Guarantor is not relying on Citigroup to provide such information now or in the future. The Guarantor acknowledges that it will receive substantial direct and indirect benefit from the Transactions entered into under the Master Collar Confirmation.

         14. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into a Non-USD Currency, the Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, Citigroup could purchase U.S. Dollars with such Non-USD Currency on the business day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in a Non-USD Currency, be discharged only to the extent that on the date the Guarantor makes payment to Citigroup of any sum adjudged to be so due in such Non-USD Currency, Citigroup may, in accordance with normal banking procedures, purchase U.S. Dollars with such Non-USD Currency; if the U.S. Dollars so purchased are less than the sum originally due to Citigroup in U.S. Dollars, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Citigroup against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to Citigroup in U.S. Dollars, Citigroup agrees to remit to the Guarantor such excess.

         15. Governing Law. This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York.

         16. Consent to Jurisdiction, Etc. The Guarantor irrevocably (i) submits to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Guaranty or the Obligations, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court, and (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. A final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein will affect Citigroup's right to serve legal process in any other manner permitted by law or affect Citigroup's right to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor irrevocably waives such immunity in respect of its obligations under this Guaranty.

         17. WAIVER OF JURY TRIAL. THE GUARANTOR IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTY OR CITIGROUP'S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.


                                       CANADIAN IMPERIAL BANK OF COMMERCE


                                       By /s/ Peter Kay
                                         -------------------------------
                                         Name:  Peter Kay
                                         Title: Senior Vice President


                                       By /s/ Richard E. Venn
                                         -------------------------------
                                         Name:  Richard E. Venn
                                         Title: Senior Executive Vice President,
                                                Corporate Development